UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Novartis International AG Novartis Global Communications CH-4002 Basel Switzerland http://www.novartis.com

John Gilardi	Corinne Hoff
Novartis Global Media Relations	Novartis Global Media Relations
+41 61 324 3018 (direct)	+41 61 324 9577 (direct)
+41 79 596 1408 (mobile)	+41 61 324 2200 (main)
john.gilardi@novartis.com	corinne.hoff@novartis.com

MEDIA RELEASE     •     COMMUNIQUE AUX MEDIAS     •     MEDIENMITTEILUNG

Novartis reaffirms commitment to completing Chiron transaction on terms of existing merger agreement

Basel, December 21, 2005 – Novartis reaffirmed today its commitment to pursuing and completing its previously announced acquisition of the approximately 56% of Chiron Corporation that it does not already own on the terms of the merger agreement entered into between Novartis and Chiron on October 30, 2005. The announcement came after ValueAct Capital sent a letter to Howard H. Pien, Chiron’s Chairman of the Board, stating that ValueAct intends to vote against the proposed merger and potentially seek appraisal for its Chiron shares.

The terms of the merger agreement were the product of arm’s-length negotiations between Novartis and Chiron’s independent directors and their respective financial advisors. Novartis believes that the USD 45.00 per share price is fair to Chiron’s shareholders and is confident that, after Chiron’s shareholders review the definitive proxy statement when it becomes available, shareholders representing a majority of Chiron’s public shares will agree with the recommendation of Chiron’s independent directors and will vote to approve the transaction.

About Novartis

Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group’s businesses achieved net sales of USD 28.2 billion and pro forma net income of USD 5.6 billion. The Group invested approximately USD 4.1 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ about 91,700 people and operate in over 140 countries around the world.

For further information please consult http://www.novartis.com.

Disclaimer

This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of Novartis or Chiron. The distribution of this news release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

This document contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “our plan is”, “is expected to”, “to become”, “will”, or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management’s expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG’s Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward looking statement is based.

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Contacts

John Gilardi

Novartis Global Media Relations

+41 61 324 3018 (direct)

+41 79 596 1408 (mobile)

john.gilardi@novartis.com

Corinne Hoff

Novartis Global Media Relations

+41 61 324 9577 (direct)

+41 61 324 2200 (main)

corinne.hoff@novartis.com

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Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Chiron stockholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available. Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.